Exhibit 99.1

ION commences Exchange Offer and Consent Solicitation for 9.125% Second Lien Notes due 2021

HOUSTON — March 10, 2021 — GlobeNewswire — ION Geophysical Corporation (“ION” or the “Company”) (NYSE: IO) today announced it has commenced an offer to exchange (the “Exchange Offer”) any and all of its outstanding 9.125% Senior Secured Second Priority Notes due 2021 (the “Old Notes”) for its new 8.00% Senior Secured Second Priority Notes due 2025 (the “New Notes”) and the other consideration described below, upon the terms and subject to the conditions set forth in its prospectus dated today (the “Prospectus” and, together with the related letter of transmittal, the “Offering Materials”) and filed with the Securities and Exchange Commission (the “SEC”).

The following table sets forth details regarding the Old Notes and the Exchange Consideration and the Early Participation Payment.

Old Notes	CUSIP Number or ISIN	Principal Amount Outstanding	Exchange Consideration(1)(2)	Early Participation Payment(1)(2)(3)
9.125% Senior Secured Second Priority Notes due 2021	462044AH1 462044AF5 462044AG3 U4608CAB4	$120,569,000	(a) $150 in cash; and (b) $850 in New Notes, subject to certain rights to instead deliver or receive shares of common stock of the Company as described in more detail in the Prospectus.	$35, at the Company's option, either in (I) cash, (II) common stock of the Company based on $2.57 per share, or (III) New Notes.
(1)	Per $1,000 principal amount of Old Notes.
(2)	Excludes accrued and unpaid interest, which shall be paid in addition to the Exchange Consideration.
(3)	For the benefit of Holders of Old Notes validly tendered (and not validly withdrawn) at or prior to 11:59 p.m., New York City time, on March 24, 2021 (such date and time, as the same may be extended, the “Early Tender Time”).

The Exchange Offer will expire at 11:59 p.m., New York City time, on April 8, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Time”).  Tendered Old Notes may be validly withdrawn prior to 5:00 p.m., New York City time, on April 8, 2021 (such date and time, as the same may be extended, the “Withdrawal Deadline”).  Holders who tender their Old Notes at or prior to the Early Tender Time will be eligible to receive, for each $1,000 principal amount of Old Notes tendered, the Early Participation Payment as described above. Payment of accrued and unpaid interest on the Old Notes accepted for exchange will be made in cash promptly after the Expiration Time.  Holders who participate in the Exchange Offer will also be giving their consents (the “Consent Solicitation”) to certain proposed amendments to the indenture governing the Old Notes to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the indenture governing the Old Notes and to release all collateral securing the Old Notes (the “Proposed Amendments”).  The Company must receive consents by holders representing at least 66 2/3% of the outstanding principal amount of the Old Notes to adopt the Proposed Amendments (the “Requisite Consents”).

The Exchange Offer and the Consent Solicitation are subject to a limited number of conditions, including (i) the valid tender of Old Notes (which are not validly withdrawn) in an aggregate principal amount constituting at least 95% of the aggregate principal amount outstanding of Old Notes and (ii) that the Company receives net cash proceeds of at least $20 million in the Company’s offering of rights to all holders of its common stock to subscribe for up to $50 million of New Notes issued at par, or common stock issued at $2.57 per share (the “Rights Offering”) that will launch soon after the Exchange Offer. Holders of Old Notes representing approximately 92% of the aggregate principal amount outstanding under the Old Notes have agreed to support the Exchange Offer and the Consent Solicitation by the Company, and the Company has backstop commitments with respect to the Rights Offering that will ensure the Company generates at least $20 million in net proceeds from the Rights Offering.

Any Old Notes that remain outstanding after the consummation of the Exchange Offer will be effectively subordinated to the secured indebtedness represented by the New Notes and all existing secured indebtedness of the Company and the guarantors with respect to substantially all the assets of the Company, to the extent of the value of the collateral securing such obligations. In addition, substantially all of the restrictive covenants and certain of the default provisions contained in the indenture governing the Old Notes will be eliminated upon the receipt of the Requisite Consents.

The Notes will accrue interest at the rate of 8.0% per annum (as compared to the rate of 9.125% on the Old Notes).  The New Notes will mature on December 15, 2025 (as compared to the maturity of the Old Notes on December 15, 2021).  The New Notes will be secured on a second-priority basis, subject to liens securing the Company’s obligations under its existing credit agreement, and unconditionally guaranteed by certain of the Company’s subsidiaries (while any Old Notes that remain outstanding after the consummation of the Exchange Offer will be effectively subordinated to the secured indebtedness represented by the New Notes). The New Notes will also be convertible into shares of the Company’s common stock as described in more detail below.

Holders of New Notes may convert all or any portion of their New Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 333 shares of common stock per $1,000 principal amount of new notes (equivalent to an initial conversion price of approximately $3.00 per share of common stock) and is subject to adjustments as described in the Prospectus.  For a more detailed description of the New Notes, see the “Description of the New Notes” in the Prospectus. Investors are urged to carefully read the Prospectus before making any decision with respect to the Exchange Offer.

The description above includes only a summary of certain key terms of the Exchange Offer. The complete terms and conditions of the Exchange Offer are contained in a registration statement on Form S-4 for the New Notes, including a prospectus, filed by the Company with the SEC.

Oppenheimer & Co. Inc. is acting as the sole dealer manager for the Exchange Offer. The Exchange Offer is being made, and the New Notes are being offered and issued, only to holders of Old Notes. Copies of the prospectus pursuant to which the Exchange Offer is being made may be obtained from the Company at 1 (281) 933-3339.  Questions regarding procedures for tendering Old Notes may be directed to D.F. King & Co., Inc., the information agent and exchange agent for the Exchange Offer, at 1 (877) 732-3617 (toll-free) or 1 (212) 269-5550 (for banks and brokers).

None of the Company, the dealer manager, the trustee with respect to the Old Notes and trustee with respect to the New Notes, the information and exchange agent or any affiliate of any of them makes any recommendation as to whether holders of the Old Notes should exchange their Old Notes for New Notes in the Exchange Offer, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender Old Notes and, if so, the aggregate principal amount of Old Notes to tender.

This press release is for informational purposes only and is not an offer to purchase or to sell or a solicitation of an offer to purchase or sell any securities, nor shall there be any offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contact

Mike Morrison

Executive Vice President and Chief Financial Officer

+1.281.879.3615

The Company has filed registration statements (including prospectuses) with the SEC for the offerings to which this press release relates.  Before you invest, you should read each applicable prospectus in the applicable registration statement and other documents the Company has filed with the SEC for more complete information about the Company and these offerings.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, the dealer manager and the information agent and exchange agent for the Exchange Offer will arrange to send you the applicable prospectus if you request it by calling the Company at 1 (281) 933-3339, the dealer manager toll-free at 1 (212) 667-7900, and the information agent and exchange agent for the exchange offer at 1 (877) 478-5045 (toll-free) or 1 (212) 269-5550 (for banks and brokers).

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the Company’s ability to complete the Exchange Offer and other related matters in a timely manner, if at all; the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; political, execution, regulatory, and currency risks; the COVID-19 pandemic; and agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels. For additional information regarding these various risks and uncertainties, see the Company’s Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and the Company’s Form S-1 and Form S-4, each filed with the SEC on January 29, 2021, and amended on February 12, 2021 and March 3, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the SEC, including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.